Exhibit 99.1

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
United Fire Group, Inc. appoints John-Paul ("JP") E. Besong to its Board of Directors and Declares Regular Dividend on Common Stock
CEDAR RAPIDS, Iowa, February 15, 2013 (GLOBE NEWSWIRE) – The Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS), today, declared a regular quarterly dividend on the common stock of $0.15 cents per share at its meeting on Friday, February 15, 2013. This dividend will be payable March 15, 2013, for shareholders of record as of March 1, 2013. Our company has paid dividends every quarter since March 1968.
The Board of Directors also appointed John-Paul E. Besong to the Board of Directors. Mr. Besong, is Senior Vice President of e-Business for Rockwell Collins, a Fortune 500 company based in Cedar Rapids, Iowa. Mr. Besong is a strong community supporter and member of various industry and community boards. He currently serves on the boards of directors of Lean Aerospace Initiative (LAI), Junior Achievement (Cedar Rapids area), Mercy Medical Center, Iowa Public Television Foundation, Technology Association of Iowa (TAI) CIO advisory Board, and is a member and former chair of the executive board of TAI.
###
About United Fire Group, Inc.
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance, reinsurance, and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

Contact:
Anita Novak MBA, CPCU, ARM
Director of Investor Relations
Phone: 319.399.5251
Email: ALNovak@UnitedFireGroup.com
Website: www.unitedfiregroup.com